UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2010

Autobytel Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

Effective July 21, 2010, each of the current directors and officers of Autobytel Inc. (“Company”) entered into a new form of Indemnification Agreement (“Amended and Restated Indemnification Agreement”) which amends and restates the prior indemnification agreement with the Company to which the director or officer was a party.  The Amended and Restated Indemnification Agreement supplements and is not a substitute for the indemnification rights provided under the Company’s certificate of incorporation, bylaws and any resolutions adopted pursuant to either.

The Amended and Restated Indemnification Agreement provides that the Company will indemnify the director or officer (“Indemnitee”) to the fullest extent authorized or permitted by the Company's certificate of incorporation, bylaws, the Delaware General Corporation Law or other applicable law.  The Amended and Restated Indemnification Agreement further requires the Company to indemnify the Indemnitee against any and all expenses (as defined in the agreement) that the Indemnitee becomes legally obligated to pay because of any claim(s) made against or by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding whether by or in the right of the Company or otherwise and whether civil, criminal, legislative, arbitrational, administrative or investigative, and whether formal or informal including any appeal therefrom, to which the Indemnitee is, was or at any time becomes a party, potential party, or a participant, including as a non-party witness or otherwise, or is threatened to be made a party, by reason of the fact that the Indemnitee is, was or at any time becomes a director, officer, employee or other agent of the Company, or is or was serving, or at any time serves at the request of, the Company or any affiliate (as defined in the agreement) as a director, officer, employee or other agent  (including a trustee, partner or manager) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, including an affiliate, in each case whether or not the Indemnitee was serving in that capacity at the time any liability or expense is incurred.  The foregoing obligations of the Company to indemnify an Indemnitee are subject to various limitations set forth in the Amended and Restated Indemnification Agreement.

The Amended and Restated Indemnification Agreement requires the Company to advance expenses (as defined in the agreement) prior to the final adjudication of any proceeding (as defined in the agreement) and further specifies procedures and presumptions applicable to a determination of an Indemnitee’s right to receive indemnification and advancement of expenses.  In addition, the Amended and Restated Indemnification Agreement requires the Company to use its best efforts (taking into account the scope and amount of coverage relative to the cost) to cause to be maintained policies of directors' and officers' liability and other insurance coverages for the duration of an Indemnitee's service and for so long as an Indemnitee may be subject to an indemnifiable claim.  In the event of a change in control transaction (as defined in the agreement), the Company must (i) maintain in force any and all insurance policies then maintained by the Company providing liability insurance in respect of the Indemnitee, or (ii) require and cause any successor thereto (whether direct or indirect) to obtain and maintain a directors' and officers' liability insurance policy (and any other liability insurance policies, including errors and omissions and employment practices, to the extent such liability policies were claims-made policies immediately prior to the change in control) that provides coverage for the Indemnitee that is at least substantially comparable in scope and amount to that provided to the Indemnitee by the Company as of immediately prior to the change in control, in each case for the six-year period immediately following the change in control.  The Amended and Restated Indemnification Agreement also requires the Company to pay the expenses of the Indemnitee and to waive contribution if the indemnification provided for in the Amended and Restated Indemnification Agreement is unavailable in whole or in part and may not be paid to the Indemnitee (other than by reason of a limitation included in the agreement).

The foregoing description of the Amended and Restated Indemnification Agreement is a general description only and is qualified in its entirety by reference to the Amended and Restated Indemnification Agreement, the form of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)Exhibits

99.1 Form of Amended and Restated Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date:  July 22, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Amended and Restated Indemnification Agreement